Exhibit 4.2

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

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TABLE OF CONTENTS
(continued)

		Page

6.9	Additional Parties	29
6.10	Entire Agreement	29
6.11	Dispute Resolution	29
6.12	Acknowledgment	30
6.13	Delays or Omissions	30

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 21 day of July, 2017, by and among Replimune Group, Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A (the “Investors”) and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder”.

WHEREAS, the Company and certain of the Investors (the “Prior Investors”) previously entered into the Investors’ Rights Agreement, dated July 10, 2017 (the “Prior Agreement”), in connection with the acquisition of shares of Series Seed Preferred Stock of the Company, par value $0.001 per share (the “Series Seed Preferred Stock”) and/or shares of Series A Preferred Stock of the Company, par value $0.001 per share (the “Series A Preferred Stock”);

WHEREAS, the Prior Investors and the Company desire to induce certain of the Investors to purchase shares of Series B Preferred Stock of the Company, par value $0.001 per share (“Series B Preferred Stock” and together with the Series Seed Preferred Stock and Series A Preferred Stock, the “Preferred Stock”), pursuant to the Series B Preferred Stock Purchase Agreement dated as of the date hereof by and among the Company and certain of the Investors (the “Purchase Agreement”) by amending and restating the Prior Agreement to provide the Investors with the rights and privileges as set forth herein.

NOW, THEREFORE, the Company and the Investors (including the Prior Investors) each hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further) agree as follows:

NOW, THEREFORE, the Company and the Investors agree as follows:

1.                                      Definitions. For purposes of this Agreement:

1.1                               “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2                               “Business Day” means a day on which clearing banks are ordinarily open for the transaction of normal banking business in the city of New York (other than a Saturday or Sunday).

1.3                               “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.4                               “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5                               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6                               “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered; or (v) the Company’s IPO.

1.7                               “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.8                               “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.9                               “Fully Diluted Capital Stock” means the capital stock of the Company from time to time (assuming that all options and warrants over shares in the Company and all rights of conversion into shares in the Company are exercised in full, irrespective of whether or not such options, warrants or rights of conversion, as the case may be, are, on their terms, exercisable or convertible at such time, in respect of the maximum number of shares into which they are capable of being exercised or converted).

1.10                        “Fund” means a limited partnership, limited liability partnership, partnership, company, syndicate, body corporate, trust or other undertaking or entity formed for the purpose of investment, whose principal business is to make investments, or whose business is managed by a Fund Manager.

1.11                        “Fund Manager” means a person whose principal business is to make, manage or advise upon investments in securities.

1.12                        “Group” means the Company and its subsidiary or subsidiaries (if any) from time to time and “Group Company” shall be construed accordingly;

1.13                        “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.14                        “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, civil partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.15                        “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.16                        “Investor Director Consent” means the prior written consent of a majority of the Investor Directors (as such term is defined in the Company’s Second Amended and Restated Certificate of Incorporation (the “Restated Certificate”)) either given in writing or orally at a Board meeting (provided that the same is properly recorded in the minutes of such meeting).

1.17                        “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.18                        “Key Employee” means any employee, contractor or advisor who is employed or engaged by a Group Company:

(a)                            in the case of an employee as a director or at management grade; or

(b)                            in a senior capacity with a basic salary of $75,000 per annum or more (or such higher amount as the majority of Investor Directors may approve in writing from time to time).

1.19                        “Key Holder Registrable Securities” means, for only when such Key Holder no longer provides services to the Company as an employee, consultant, officer or director, (i) the 500,000 shares of Common Stock held by the Key Holders, and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.

1.20                        “New Securities” means any shares or other securities convertible into, or carrying the right to subscribe for, shares issued or proposed to be issued by the Company after the Date of Adoption.

1.21                        “Preferred Stock” means, collectively, shares of the Company’s Series B Preferred Stock, Series A Preferred Stock and Series Seed Preferred Stock.

1.22                        “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) Key Holder Registrable Securities;

and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to this Agreement, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.23                        “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.24                        “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Section 2.12(b) hereof.

1.25                        “SEC” means the Securities and Exchange Commission.

1.26                        “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.27                        “SEC Rule 145” means Rule 145 promulgated by the SEC under the

Securities Act.

1.28                        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.29                        “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.30                        “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.31                        “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

1.32                        “Series Seed Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.33                        “Social Obligations” means:

(a)                                 any common or statutory law, regulation, directive, code of practice or other law in any jurisdiction relating to the relationship between the Company and its employees, any potential employee and any trade unions and/or the health and safety of its employees; and

(b)                                 any agreements or arrangements between the Company and its employees and/or any trade union or other organization which represents some or all of its employees.

1.34                        “Warrants” means warrants to subscribe for shares of Series Seed Preferred Stock issued by the Company from time to time;

2.                                      Registration Rights. The Company covenants and agrees as follows:

2.1                               Demand Registration.

(a)                                 Form S-1 Demand. If at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Investors holding at least 30% of the Registrable Securities then outstanding and held by the Investors that the Company file a Form S-1 registration statement with respect to the outstanding Registrable Securities of such Holders having an anticipated offering price, net of Selling Expenses, of at least $30 million, then the Company shall (x) within ten (10) days after the date receipt by the Company of such notice, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(b)                                 Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Investors holding at least thirty percent (30%) of the Registrable Securities then outstanding and held by the Investors that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and, in each case, subject to the limitations of Sections 2.1(c) and 2.3.

(c)                                  Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore necessary to defer the filing of such registration statement, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

(d)                                 The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2                               Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Investors) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3                               Underwriting Requirements.

(a)                                 If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b)                                 In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering or (iii) notwithstanding (ii) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c)                                  For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(b), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4                               Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)                                  furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)                                  in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)                                   use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)                                  provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)                                 promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)                                     notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)                                    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5                               Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6                               Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Sections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7                               Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8                               Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a)                                 To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)                                 To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)                                  Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e)                                  Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)                                   Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9                               Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)                                 make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b)                                 use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)                                  furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10                        Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least 75% of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder the right to include securities in any registration on other than with respect to Registrable Securities on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include.

2.11                        “Market Stand-off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, shares purchased in the IPO or open market transactions, the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers, directors and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12                        Restrictions on Transfer.

(a)                                 The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)                                 Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(c)                                  The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(d)                                 The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b),except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

(e)                                  The registration rights contained in this Section 2 may be transferred to any transferee who acquires at least five (5%) percent of an Investor’s Registrable Securities, provided that the transfer has been made in compliance with this Agreement. For the avoidance of doubt, no transfer of Registrable Securities by an Investor to an Affiliate of such Investor will be subject to the restrictions in this Section 2.12(e).

2.13                        Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a)                                 the closing of a Liquidity Event, as such term is defined in the Restated Certificate;

(b)                                 such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c)                                  the fifth anniversary of the IPO.

3.                                      Covenants of the Company. The Company covenants as follows:

(a)                                 The Company shall take out and maintain insurance satisfactory to the Investors and shall on request supply the Investors with a schedule of such insurance.

(b)                                 The Company shall take all such reasonable action as may be required of it by the Investors to protect its intellectual property rights and/or other property and assets.

(c)                                  All new business opportunities relevant to the Company shall only be taken up through the Company or a wholly owned subsidiary.

(d)                                 New employees engaged by the Company shall not bring with them and employ Intellectual Property (as defined in the Restated Certificate) belonging to their ex-employers and other third parties.

(e)                             All present and future employees engaged by the Company shall enter into agreements containing non-solicitation provisions with a restrictive period of 12 months, together with non-disclosure and developments provisions, in each case in a form reasonably acceptable to an Investor Majority (as defined in the Restated Certificate).

(f)                                   The Company shall comply with the terms of this Agreement, the Right of First Refusal and Co-Sale Agreement dated on or about the date hereof among the Company, the Investors and the Key Holders (the “ROFR Agreement”), the Voting Agreement dated on or about the date hereof among the Company, the Investors and the Key Holders (the “Voting Agreement”) and the Restated Certificate (together, the “Transaction Documents”);

(g)                                  The Company shall comply with all applicable laws and regulations and maintain all required licenses and consents and shall immediately notify the Investors if the Company loses any such license or consent.

(h)                                 The Company shall enter into such tax elections as required by applicable law in respect of any securities acquired by its stockholders.

(i)                                     The Company shall comply with its Social Obligations.

(j)                                    The Company shall comply with Forbion Policy for Responsible Investments (Environment, Social and Governance (ESG)) policy.

(k)                                 The Company shall inform the Board (including the Investor Directors) of any investment proposals, merger or sale opportunities from any person as soon as practicable and in any event within two (2) Business Days after receiving or becoming aware of the same.

4.                                      Information and Observer Rights.

(a)                                 Delivery of Financial Statements. The Company shall deliver to each Investor:

(i)                                     as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(ii)                                  as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a comparison between (x) the actual amounts in 4(a)(i)-(ii) above, as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined below), with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year,

(iii)                               as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(iv)                              as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(v)                                 as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(vi)                              as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(vii)                           such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection 4(a) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 4(a) to the contrary, the Company may cease providing the information set forth in this Subsection 4(a) during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 4(a) shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(b)                                 Inspection. The Company shall permit each Investor (provided that the Board of Directors has not reasonably determined that such Investor is a competitor of the Company), at such Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 4(b) to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c)                                  The Company shall promptly provide the Investors with full details of any offer or proposed offer from any person wishing to enter into any sale or purchase any of the Company’s assets or equity which may from time to time be brought to its or their attention.

(d)                                 If the Company does not comply with its obligations in Sections 4(a) to 4(c), the Investors, the Investor Directors (as such term is defined in the Restated Certificate) and a firm of accountants nominated by the Investors at the Company’s expense will be entitled to attend the Company’s premises to examine the books and accounts of the Company and to discuss the Company’s affairs, finances and accounts with its directors, officers and senior employees. The Company undertakes to the Investors to co-operate with any accountants or representatives appointed by the Investors pursuant to this Section 4(d).

(e)                                  The Investor Directors shall be at liberty from time to time to make full disclosure to their respective appointing Investor(s) of any information relating to the Company.

(f)                                   Each Investor shall be at liberty from time to time to make such disclosure:

(i)                                     to its employees, directors, officers, limited partners, trustees, stockholders, unitholders and other participants and/or to any member of the same Group as an Investor for the purposes of, but not limited to, reviewing existing investments and investment proposals; and

(ii)                                  to any lender or bona fide prospective lender to the Company and/or to any stockholder of the Company;

(iii)                               about the Company as shall be required or requested by law and any regulatory authority to which any Investor is subject;

(iv)                              to the Company’s auditors and/or any other professional advisers of the Company; and

(v)                                 to the Investor’s professional advisers and to the professional advisers of any person to whom the Investor is entitled to disclose information pursuant to this clause 4.7, in relation to the business affairs and financial position of the Company as it may in its reasonable discretion think fit.

(g)                                  Notwithstanding anything in this Section 4, the Company shall not be obligated to provide or to provide access to information under this Section 4:

(i)                                     which the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement in a form reasonably acceptable to the Company); or

(ii)                                  the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(h)                                 Part of the monies invested by the Investors is coming from the EIF-ERP, the LfA-EIF facilities and from KFW (through the ERP - Venture Capital Fondsfinanzierung facility) and ERP-Sondervermögen (ERP-SV) facilities. In connection therewith, the Company acknowledges and agrees that EIF, KFW, the German Ministry of Economic Affairs (Bundesministerium für Wirtschaft und Energie), the German Federal Court of Auditors, the LfA, the KFW and any third party authorized by the LfA or KFW will have the right to have unlimited access to the premises of the Company and to examine all relevant books and documents of the Company and the management.

4.1                               Observer Rights. Bain (as defined in Schedule A hereto) shall be entitled to appoint one person to act as an observer (an “Observer”) to the Board, to the board of directors of any subsidiary and any committee of the Board or board of directors of any subsidiary established from time to time, subject to the execution by the Observer of a confidentiality agreement reasonably satisfactory to the Board and which imposes confidentiality obligations which are substantially the same as those set forth herein.

(a)                                 The Observer shall be entitled to attend and speak at all meetings of the Board and receive copies of all Board papers as if he or she were a director but shall not be entitled to vote on any resolutions proposed at a Board meeting (provided that the Board may exclude an Observer from any meeting or part of a meeting to the extent that the presence of the Observer would, based on the advice of the Company’s outside counsel, adversely affect the attorney-client privilege between the Company and its counsel.

(b)                                 The Observer appointed by Bain shall initially be Ricky Sun.

4.2                               Termination of Information and Observer Rights. The covenants set forth in Sections 4(a)-(h) and Section 4.1 shall terminate and be of no further force or effect (i) with respect to any Investor, when such Investor no longer holds at least 50% of the shares of Registrable Securities originally purchased by such Investor, (ii) immediately before the consummation of the IPO, (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iv) upon a Liquidity Event, as such term is defined in the Restated Certificate, whichever event occurs first.

4.3                               Confidentiality. Subject to this Section 4.3, each of the parties agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of (except for the purposes of the Company’s business or, with respect to an Investor, for the purposes of monitoring its investment in the Company in accordance with this Section 4.3) any confidential information in any medium or format relating to the Company including but not limited to Intellectual Property (as defined in the Restated Certificate) (whether owned or licensed by the Company), lists of customers and suppliers, reports, notes, memoranda and all other documentary records pertaining to the Company or its business affairs, finances, suppliers, customers, officers, employees or contractors or contractual or other arrangements but excluding any information which is in the public domain (otherwise than through the wrongful disclosure of any Party) or which they are required to disclose by law or by the rules of any regulatory body or securities exchange to which the Company is subject.

(a)                                 Notwithstanding this Section 4.3, the Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from:

(i)                                     investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; or

(ii)                                  disclosing confidential information:

(1)                                 to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company;

(2)                                 to any prospective purchaser of any shares of stock from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 4.3;

(3)           to any existing or prospective affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or

(4)           as may otherwise be (a) required or requested by law, including under a judicial or governmental order or in connection with a judicial or governmental proceeding, or (b) required or requested under any regulation or any regulatory or supervisory authority with authority over such Investor, provided that, to the extent permitted to do so under applicable law, rule, regulation or order, the Investor promptly notifies the Company of such disclosure (other than in the case of where such disclosure is made in connection with an examination by any regulatory or supervisory authority) and takes reasonable steps to minimize the extent of any such required disclosure.

(b)           The Investor Directors shall be at liberty from time to time to make full disclosure to their respective appointing Investor of any information relating to the Company.

4.4          Announcements.

(a)           Except in accordance with Section 4.3 or (a), the parties shall not make any public announcement or issue a press release or respond to any enquiry from the press or other media concerning or relating to this Agreement or its subject matter (including but not limited to the Investors’ investment in the Company) or any ancillary matter without the prior written consent of the Investor Directors (as defined in the Restated Certificate.)

(b)           Notwithstanding Section 4.4, any party may:

(i)            with the prior approval of the Board, make a press release to the effect that it has made an investment in the Company and/or that it is a Stockholder; or

(ii)           after consultation with the other parties and with the prior written approval of an Investor Majority (as defined in the Restated Certificate) and the Board as to its form and content or if and to the extent required by:

(1)           law; or

(2)           any securities exchange on which any party’s securities are listed or traded; or any regulatory or governmental or other authority with relevant powers to which any party is subject or submits, whether or not the requirement has the force of law, make or permit to be made an announcement concerning or relating to this Agreement or its subject matter or any ancillary matter.

4.5          Rights to Future Stock Issuances.

(a)           Right of First Offer. Subject to Section 4.5(b), if the Company proposes to issue any New Securities, those New Securities shall not be issued to any person unless the Company has in the first instance offered to the Investors the proportion of the total number of New Securities to be issued as represents the “Preferred Proportion” of such number (being the proportion that the number of shares of Common Stock such Investors would hold on conversion of all of the shares of Preferred Stock at the Conversion Rate bears to the Fully Diluted Capital Stock from time to time) on the same terms and at the same price as those New Securities are being offered to other persons on a pari passu basis and, as between the Investors, on a pro rata basis to the number of shares of Preferred Stock held by them (as nearly as may be without involving fractions) (a “Preferred Stockholder Offer”).

(b)           A Preferred Stockholder Offer:

(i)            shall be in writing, and shall give details of the number and subscription price of the New Securities which are being offered to each Investor;

(ii)           shall remain open for a period of at least 10 Business Days from the date of service of the offer;

(iii)          shall stipulate that any Investor that wishes to subscribe for a number of the Preferred Proportion of the New Securities in excess of the proportion to which each is entitled shall in their acceptance state the number of excess New Securities (“Excess Securities”) for which they wish to subscribe;

(iv)          and made to an Investor that is a Fund shall be on terms which allow (at the option of the Fund and in the proportions which the Fund may direct) the offer to be accepted by:

(1)           such Fund; or

(2)           any other Fund of which the Fund Manager of such Fund is the fund manager at the time the Preferred Stockholder Offer is made;

(c)           Any amount of the Preferred Proportion of the New Securities not accepted by Investors (or any other applicant pursuant to Section 4.5(b)(iv)) pursuant to the offer made to them in accordance with Section 4.5(a) shall be used for satisfying any requests for Excess Securities made pursuant to Section 4.5(b) and in the event that there are insufficient Excess Securities to satisfy such requests, the Excess Securities shall be allocated to the applicants on a pro rata basis to the number of shares of Preferred Stock held by such applicants immediately prior to the offer made to Investors in accordance with Section 4.5(a) (as nearly as may be without involving fractions or increasing the number allocated to any Investors beyond that applied for by it).

(d)           Following the issuance under Section 4.5(c) any Excess Securities remaining, together with the remaining New Securities which were not part of the Preferred Proportion, shall then be offered to any other person as the Board may determine at the same price and on the same terms as the Preferred Proportion was offered to the Investors.

(e)           For the purposes of this Agreement, an issue of new “New Securities” shall not include any Exempted Securities (as defined in the Restated Certificate):

(f)            Except with the consent of the Board acting with Investor Director Consent, no Shares shall be issued to any Employee, director, officer, prospective Employee, prospective director or prospective officer unless such person has entered into a tax election required by any applicable jurisdiction.

4.6          Termination. The covenants set forth in Section 4 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Liquidity Event (as defined in the Restated Certificate),, whichever event occurs first.

5.             Additional Covenants.

5.1          Employee Stock. The Company shall maintain an Employee Stock Option Plan in a form acceptable to the Investor Majority whereby options over shares of Common Stock, subject to a maximum option pool of such number of shares of Common Stock as equals 10% of the Fully Diluted Capital Stock as of the date of this Agreement, may be granted to directors, officers, employees and consultants of the Company pursuant to the Employee Stock Option Plan in such number as may be decided by the Board (or a committee thereof.) Unless otherwise approved by the Board, all employees of the Company or its subsidiaries who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service (or the date of grant in the case of a grant to an existing employee), and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months.

5.2          Matters Requiring Investor Director Approval. The Company shall not do any of the following, without Investor Director Consent:

(a)           Approve and modify the annual budget by more than $100,000;

(b)           Incur any capital expenditure (including obligations under hire-purchase and leasing arrangements, and whether in respect of a single item or multiple related items) which exceeds the amount for capital expenditure in the Company’s capital expenditure budget by more than $100,000;

(c)           Dispose (otherwise than in accordance with any relevant capital disposals forecast in the Company’s budget) of any asset of a capital nature having a book or market value greater than $100,000;

(d)           Modify the strategy of the Company;

(e)           Execute finance leases;

(f)            Agree to credit lines, leases or borrowings or indebtedness in the nature of borrowings in excess of $100,000;

(g)           Mortgage or charge or permit the creation of or suffer to subsist any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other Encumbrance over the whole or any part of its undertaking, property or assets;

(h)           Make any loan or advance or give any credit (other than in the ordinary course of business) to any person or acquire any loan capital of any corporate body (wherever incorporated);

(i)            Appoint or dismiss Key Employees;

(j)            Engage any employee or consultant on terms that either his contract cannot be terminated by three months’ notice or less or his emoluments and/or commissions or bonuses are or are likely to be at the rate of $200,000 per annum or more or increase the emoluments and/or commissions or bonuses of any employee or consultant to more than $200,000 per annum or vary the terms of employment of any employee earning (or so that after such variation he will, or is likely to earn) more than $200,000 per annum;

(k)           Vary or make any binding decisions on the terms of employment and service of any director, officer, Key Employee of the Company, increase or vary the salary or other benefits of any such officer, or appoint or dismiss any such officer;

(l)            Appoint legal counsel responsible for monitoring the corporate matters of the Company and subsidiaries;

(m)          Conduct any litigation material to the Company, except for the collection of debts arising in the ordinary course of the business carried on by the Company or any application for an interim injunction or other application or action (including interim defense) which is urgently required in the best interests of the Company in circumstances in which it is not reasonably practicable to obtain prior consent; or

(n)           Otherwise enter into or be a party to any transaction with any director, stockholder, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person.

5.3          Board Matters. Unless otherwise agreed by the Board of Directors (the “Board”) with Investor Director Consent, the Board shall meet bi-monthly for the year following the execution date of this Agreement and thereafter shall meet as determined by the Board. Board meetings may be held by telephone or video conference between the Directors who are not all in one place so long as they are all able to speak and hear each other, provided that at least two Board meetings per calendar year will take place in person.

(a)           Except with Investor Director Consent, no business shall be transacted at any meeting of the Board (or committee of the Board) except for that specified in the agenda referred to in Section 4.3(b).

(b)           The Company shall send to the Directors (in electronic form if so required):

(i)            reasonable advance notice of each meeting of the Board (being not fewer than five Business Days) and each committee of the Board, such notice to be accompanied by a written agenda specifying the business to be discussed at such meeting together with such reporting information as the Board requires (the format of such reporting information to be agreed at the first meeting of the Board and amended thereafter with the consent of the Board) and all relevant papers; and

(ii)           as soon as practicable after each meeting of the Board (or committee of the Board), a copy of the minutes.

(c)           The Investor Directors shall be entitled to call a Board meeting on the giving of one week’s notice to the remaining members of the Board.

(d)           The Company will reimburse the non-employee Directors and Observers for the reasonable costs and out of pocket expenses incurred by them in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company.

(e)           The Board shall maintain a compensation committee consisting of any two Investor Directors (one of whom shall be the Series B Director) together with the Independent Director (to the extent an Independent Director has been appointed in accordance with the Restated Certificate), which shall be responsible for setting compensation for directors, officers and employees (including determining the allocation of equity pursuant to any Employee Stock Option Plan).

(f)            The Investor Directors may sit on any committee formed by the Board.

(g)           The composition of the board of directors of any subsidiary shall be determined by the Board acting with Investor Director Consent.

5.4          Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.5          Indemnification and Insurance Matters. Every director and officer of the Company shall be entitled to be indemnified by the Company (and the Company shall also indemnify directors of any associated company) out of the Company’s assets against all liabilities incurred by him in the actual or purported execution or discharge of his duties or the exercise or purported exercise of his powers or otherwise in relation to or in connection with his duties, powers or office, provided that no director of the Company or any associated company is indemnified by the Company against:

(a)           any liability incurred by the director or officer to the Company or any associated company;

(b)           any liability incurred by the director or officer to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirements of a regulatory nature;

(c)           any liability incurred by the director or officer;

(i)            in defending any criminal proceedings in which he is convicted; or

(ii)           in defending civil proceedings brought by the Company or any associated company in which final judgment is given against him.

(d)           The Board may exercise all the powers of the Company to purchase and maintain insurance for any such director or officer against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company, or any associated company including.

(e)           The Company shall (at the cost of the Company) effect and maintain for each Director policies of insurance insuring each Director against risks in relation to his office as each Director may reasonably specify including without limitation, any liability which by virtue of any rule of law may attach to him in respect of any negligence, default of duty or breach of trust of which he may be guilty in relation to the Company.

5.6          FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any enforcement action. The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the

FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

5.7          Termination of Covenants. The covenants set forth in this Section 5 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Liquidity Event, as such term is defined in the Restated Certificate, whichever event occurs first.

5.8          PFIC Status. The Company shall provide to the Investors an annual statement setting forth its calculations with respect to its determination of whether it is a “passive foreign investment company,” as defined in 16 U.S.C. § 1297 (a “PFIC”), by the seventy-five (75) days after the end of each fiscal year of the Company. If at any time the Company determines that it is a PFIC, it shall provide the Investors with written notice of such status and a statement summarizing calculations with respect to such determination within thirty (30) days of any such determination.

5.9          CFC Status The Company shall provide to the Investors an annual statement setting forth its calculations with respect to its determination of whether it is a “controlled foreign corporation,” as defined in Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”), by the seventy-five (75) days after the end of each fiscal year of the Company. If at any time the Company determines that it is a CFC, it shall provide the Investors with written notice of such status and a statement summarizing calculations with respect to such determination within thirty (30) days of any such determination.

6.             Miscellaneous.

6.1          Successor and Assigns.

(a)           Any Investor may assign the whole or part of any of its rights in this Agreement to any person who has received a transfer of shares of capital stock of the Company from such Investor in accordance with the terms of Restated Certificate this Agreement and who has executed an adoption agreement.

6.2          Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

6.3          Ceasing to Hold Shares. A party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing his rights with effect from the date he (and each of his Permitted Transferees or nominees appointed from time to time, if any) ceases to hold or beneficially own any shares in the capital of the Company (but without prejudice to any benefits and rights enjoyed prior to such cessation).

6.4          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000,

e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5          Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, it shall be sent to 18 Commerce Way, Woburn, MA 01801, USA; Attn: President.

6.7          Amendments and Waivers. This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the holders of at least 75% of the outstanding shares of Common Stock issued or issuable upon conversion of Preferred Stock (voting as a single class and on an as-converted basis). Notwithstanding the foregoing: (a) Schedule A hereto may be amended by the Company from time to time to add information regarding additional transferees without the consent of the other parties hereto; (b) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and (c) if the rights of the holders of Series B Preferred Stock are abrogated in any manner with respect to Sections 1.2, 4(a)—(f), and 4.5, then such amendment, modification, termination or waiver shall require the approval of the holders of at least 53% of the Series B Preferred Stock. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors and all of their respective successors and permitted assigns whether or not such party, assignee or other stockholder entered into or approved such amendment, modification, termination or waiver. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. Notwithstanding the foregoing, Section 4.1 may not be amended, modified, terminated or waived without the prior written consent of Bain.

6.8          Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.9          Additional Parties. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10        Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11        Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

6.12        Acknowledgment. The Company acknowledges that the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company. No Investor nor any Investor Director (as such term is defined in the Restated Certificate) shall be under any obligation to disclose any information or opportunities to the Company (except to the extent that the information or opportunity was passed to an Investor Director expressly in his capacity as a Director).

6.13        Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above. REPLIMUNE GROUP, INC. By: /s/ Robert Coffin Name: Robert Coffin Title: Chief Executive Officer SIGNATURE PAGE TO INVESTOR’S RIGHTS AGREEMENT

KEY HOLDERS: Signature: /s/ Robert Coffin Name: Robert Coffin Signature: /s/ Philip Astley-Sparke Name: Philip Astley-Sparke Signature: /s/ Colin Love Name: Colin Love SIGNATURE PAGE TO INVESTOR’S RIGHTS AGREEMENT

INVESTORS: BAIN CAPITAL LIFE SCIENCES FUND, L.P. By: Bain Capital Life Sciences Partners, LP its general partner By: Bain Capital Life Sciences Investors, LLC its general partner By: /s/ Adam Koppel Name: Adam Koppel Title: Managing Director BCIP LIFE SCIENCES ASSOCIATES, LP By: Boylston Coinvestors, LLC its general partner By: /s/ Adam Koppel Name: Adam Koppel Title: Authorized Signatory SIGNATURE PAGE TO INVESTOR’S RIGHTS AGREEMENT

INVESTORS: BIOTECHNOLOGY VALUE FUND, L.P. By: BVF Partners, L.P., its General Partner By: BVF Inc., its General Partner By: /s/ Mark Lampert Name: Mark Lampert Title:President BIOTECHNOLOGY VALUE FUND II, L.P. By: BVF Partners, L.P., its General Partner By: BVF Inc., its General Partner By: /s/ Mark Lampert Name: Mark Lampert Title:President BIOTECHNOLOGY VALUE TRADING FUND OS, L.P. By: By: By: BVF Partners OS Ltd., its General Partner BVF Partners, L.P., its Sole Member BVF Inc., its General Partner By: /s/ Mark Lampert Name: Mark Lampert Title:President INVESTMENT 10, L.L.C. By: BVF Partners, L.P., as Attorney-in-Fact By: BVF Inc., its General Partner By: /s/ Mark Lampert Name: Mark Lampert Title:President MSI BVF SPV, L.L.C. By: BVF Partners, L.P., as Attorney-in-Fact By: BVF Inc., its General Partner By: /s/ Mark Lampert Name: Mark Lampert Title:President SIGNATURE PAGE TO INVESTOR’S RIGHTS AGREEMENT

INVESTORS: CORMORANT GLOBAL HEALTHCARE MASTER FUND, L.P. By: Cormorant Global Healthcare GP, LLC By: /s/ Bihua Chen Name: Bihua Chen Title:Managing Member CORMORANT PRIVATE HEALTHCARE FUND I, L.P. By: Cormorant Private Healthcare GP, LLC By: /s/ Bihua Chen Name: Bihua Chen Title:Managing Member CRMA SPV, L.P. By: Cormorant Asset Management, LLC, its Attorney-in-Fact By: /s/ Bihua Chen Name: Title: Bihua Chen Managing Member SIGNATURE PAGE TO INVESTOR’S RIGHTS AGREEMENT

INVESTORS: FORESITE CAPITAL FUND III, L.P. By: Foresite Capital Management III, LLC its general partner By: /s/ Dennis Ryan Name: Title: Dennis Ryan Chief Financial Officer SIGNATURE PAGE TO INVESTOR’S RIGHTS AGREEMENT

INVESTORS: Forbion Capital Fund III Cooperatief U.A acting by Forbion III Management B.V., its director acting by Sander Slootweg and Martien van Osch. Titles: Director By: /s/ Sander Slootweg By: /s/ Martien van Osch Name: Omega Fund IV, L.P. acting by Omega Fund IV GP, L.P., its General Partner, acting by Omega Fund IV GP Manager Ltd., its General Partner acting by its director Anne-Mari Paster. Title: Director By: /s/ Anne-Mari Paster Name: Atlas Venture Fund X, L.P. acting by Atlas Venture Associates X, L.P., its General Partner acting by Atlas Venture Associates X, LLC its General Partner acting by its CFO Ommer Chohan Title: CFO By: /s/ Ommer Chohan SIGNATURE PAGE TO INVESTOR’S RIGHTS AGREEMENT

INVESTORS: Name: LEERINK HOLDINGS LLC acting by Tim Gerhold. Title: General Counsel By: /s/ Tim Gerhold Name: LEERINK SWANN CO-INVESTMENT FUND, LLC acting by Joseph R. Gentile. Title: Manager By: /s/ Joseph R. Gentile SIGNATURE PAGE TO INVESTOR’S RIGHTS AGREEMENT

INVESTORS: REDMILE BIOPHARMA INVESTMENTS I, L.P. By: /s/ Jeremy Green Name: Jeremy Green Title:Managing Member of the Management Company / General Partner REDMILE CAPITAL OFFSHORE FUND II, LTD By: /s/ Jeremy Green Name: Title: Jeremy Green Managing Member of the Investment Manager SIGNATURE PAGE TO INVESTOR’S RIGHTS AGREEMENT

INVESTORS: FORESITE CAPITAL FUND IV, L.P. By: Foresite Capital Management IV, LLC Its: General Partner By: /s/ Dennis Ryan Name: Title: Dennis Ryan Chief Financial Officer SIGNATURE PAGE TO INVESTOR’S RIGHTS AGREEMENT

SCHEDULE A

Investors

Forbion Capital Fund III Cooperatief U.A

Gooimeer 2 – 35, PO Box 5187, 1410 AD,

Naarden, The Netherlands

Attention: Sander Slootweg

Tel: +31 35 699 3000

Fax: +31 35 699 3001

Email: sander.slootweg@forbion.com; marco.boorsma@forbion.com

Omega Fund IV, L.P

c/o Omega Fund Management (US) Inc.

185 Dartmouth Street, Suite 502

Boston, MA 02116

Attention: Richard J. Lim

Email: rjl@omegafunds.net

Atlas Venture Associates X, L.P

c/o Atlas Venture

400 Technology Square, 10th Floor

Cambridge, MA, USA 02139

Attention: Ommer Chohan

Tel: +1.857.201.2745

Email: ommer@atlastventure.com

Foresite Capital Fund III, L.P. (“Foresite”)

600 Montgomery Street, Suite 4500

San Francisco, CA 94111

Attention: Brett Zbar

Email: brett@foresitecapital.com

Foresite Capital Fund IV, L.P. (“Foresite”)

600 Montgomery Street, Suite 4500

San Francisco, CA 94111

Attention: Brett Zbar

Email: brett@foresitecapital.com

Bain Capital Life Sciences Fund, L.P. (“Bain”)

c/o Bain Capital Life Sciences, LP

200 Clarendon Street

Boston, Massachusetts 02116

BCIP Life Sciences Associates, LP (“Bain”)

c/o Bain Capital Life Sciences, LP

200 Clarendon Street

Boston, Massachusetts 02116

Redmile Biopharma Investments I, L.P.

(“Redmile”)

Redmile Capital Offshore Fund II, Ltd (“Redmile”)

Cormorant Global Healthcare Master Fund, LP (“Cormorant”)

200 Clarendon Street, 52nd Floor

Boston, MA 02116

Cormorant Private Healthcare Fund I, LP (“Cormorant”)

200 Clarendon Street, 52nd Floor

Boston, MA 02116

CRMA SPV, L.P. (“Cormorant”)

PO Box 309, Ugland House

Grand Cayman; KY1-1104 Cayman Islands

Biotechnology Value Fund, L.P. (“BVF”)

Spike Loy

c/o BVF Partners L.P.

One Sansome Street, 30th Floor

San Francisco, CA 94104

(415) 525-8890

Biotechnology Value Fund, L.P. (“BVF”)

Spike Loy

c/o BVF Partners L.P.

One Sansome Street, 30th Floor

San Francisco, CA 94104

(415) 525-8890

Biotechnology Value Trading Fund OS, L.P. (“BVF”)

Spike Loy

c/o BVF Partners L.P.

One Sansome Street, 30th Floor

San Francisco, CA 94104

(415) 525-8890

Investment 10, L.L.C. (“BVF”)

Spike Loy

c/o BVF Partners L.P.

One Sansome Street, 30th Floor

San Francisco, CA 94104

(415) 525-8890

MSI BVF SPV, L.L.C (“BVF”)

Spike Loy

c/o BVF Partners L.P.

One Sansome Street, 30th Floor

San Francisco, CA 94104

(415) 525-8890

Leerink Holdings LLC (“Leerink”)

One Federal Street, 37th Floor

Boston, MA 02110

Attention: General Counsel

Email: Staurt.Nayman@leerink.com; Sarah.Quinlan@leerink.com

Leerink Swann Co-Investment Fund, LLC (“Leerink”)

One Federal Street, 37th Floor

Boston, MA 02110

Attention: General Counsel

Email: Staurt.Nayman@leerink.com; Sarah.Quinlan@leerink.com

SCHEDULE B
Key Holders

Robert Coffin

37 Beacon Street, #63,

Boston, MA 02108, USA

Email: rsc5321@gmail.com

Philip Astley-Sparke

8 Amanda Lane, Weston,

MA, USA

Email: pastleysparke@gmail.com

Colin Love

20 Woodhurst Road, Maidenhead

Berkshire, SL6 8TF, UK

Email: colinalove99@gmail.com